Exhibit 4.28

FIFTH AMENDMENT TO THE PROGRESSIVE CORPORATION

EXECUTIVE DEFERRED COMPENSTATION TRUST

(November 8, 2002 Amendment and Restatement)

THIS FIFTH AMENDMENT, dated as of the twenty-third day of January, 2009, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (“Company”);

WITNESSETH:

WHEREAS, the Trustee and the Company heretofore entered into a Trust Agreement dated November 8, 2002, with regard to The Progressive Corporation Executive Deferred Compensation Trust (the “Trust”); and

WHEREAS, the Company has informed the Trustee that effective as of the close of business on January 23, 2009, the assets of the Fidelity Diversified International Fund, Fidelity Mid-Cap Stock Fund, FMA Small Company Portfolio-Investor Shares, PIMCO Total Return Fund-Administrative Class, and Templeton World Fund-Class A are frozen to new contributions and exchanges in; and

WHEREAS, the Company hereby directs the Trustee, in accordance with Section 5 and Subsection 8(g) of the Trust Agreement, as follows: (i) on January 23, 2009, to liquidate all participant balances held in the Fidelity Diversified International Fund at its net asset value on such day, and to invest the proceeds in the Fidelity Diversified International Fund—Class K at its net asset value on such day; (ii) to redirect all participant contributions directed to the Fidelity Diversified International Fund after January 23, 2009 to be invested in the Fidelity Diversified International Fund—Class K; and (iii) to permit no further investments in the Fidelity Diversified International Fund as an investment option for the Plan after January 23, 2009. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Company. Any variation from the procedure described herein may be instituted only at the express written direction of the Company; and

WHEREAS, the Company hereby directs the Trustee, in accordance with Section 5 and Subsection 8(g) of the Trust Agreement, as follows: (i) on January 23, 2009, to liquidate all participant balances held in the Fidelity Mid-Cap Stock Fund at its net asset value on such day, and to invest the proceeds in the Fidelity Mid-Cap Stock Fund—Class K at its net asset value on such day; (ii) to redirect all participant contributions directed to the Fidelity Mid-Cap Stock Fund after January 23, 2009 to be invested in the Fidelity Mid-Cap Stock Fund—Class K; and (iii) to permit no further investments in the Fidelity Mid-Cap Stock Fund as an investment option for the Plan after January 23, 2009. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Company. Any variation from the procedure described herein may be instituted only at the express written direction of the Company; and

WHEREAS, the Company hereby directs the Trustee, in accordance with Section 5 and Subsection 8(g) of the Trust Agreement, as follows: (i) on January 23, 2009, to liquidate all participant balances held in the PIMCO Total Return Fund—Administrative Class at its net asset value on such day, and to invest the proceeds in the PIMCO Total Return Fund—Institutional Class at its net asset value on such day; (ii) to redirect all participant contributions directed to the PIMCO Total Return Fund—Administrative Class after January 23, 2009 to be invested in the PIMCO Total Return Fund—Institutional Class; and (iii) to permit no further investments in the PIMCO Total Return Fund—Administrative Class as an investment option for the Plan after January 23, 2009. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Company. Any variation from the procedure described herein may be instituted only at the express written direction of the Company; and

WHEREAS, the Trustee and the Company now desire to amend said Trust Agreement as provided for in Section 12 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Company hereby amend the Trust Agreement by:

(1) Amending the “investment options” section of Schedule “A” to add the following:

•	Fidelity Diversified International Fund – Class K

•	Fidelity Low-Priced Stock Fund – Class K

•	Fidelity Mid-Cap Stock Fund – Class K

•	PIMCO Total Return Fund – Institutional Class

•	Vanguard Total Bond Market Index Fund – Institutional Shares

The Company hereby acknowledges that the Named Fiduciary has received from the Trustee via regular mail a paper copy of the prospectus for each Fidelity Class K Mutual Fund selected by the Named Fiduciary as a Plan investment option. The Named Fiduciary understands that the Fidelity Class K Mutual Fund prospectus(es) are not available at this time online at www.fidelity.com.

(2)	Amending the “investment options” section of Schedule “A” to delete the reference to the “FMA Small Company Portfolio – Investor Shares” and replace it with “FMA Small Company Portfolio – Investor Shares (frozen to new contributions and exchanges in)”.

(3)	Amending the “investment options” section of Schedule “A” to delete the reference to the “Templeton World Fund – Class A” and replace it with “Templeton World Fund – Class A (frozen to new contributions and exchanges in)”.

(4)	Amending the Other section of Schedule “A” to add the following at the end:

*	Participants may access a prospectus at http://www.401(k).com for any Mutual Fund available to the Plan.

(5)	Effective after the close of business on January 23, 2009, amending the “investment options” section of Schedule “A” to delete the following:

•	Fidelity Diversified International Fund

•	Fidelity Mid-Cap Stock Fund

•	PIMCO Total Return Fund – Administrative Class

IN WITNESS WHEREOF, the Trustee and the Company have caused this Fifth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By	: /s/ Stephanie Nick

	Its Authorized Signatory	Its Authorized Signatory

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